UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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☐	Soliciting Material Pursuant to §240.14a-12

KOMAG, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF
2007 ANNUAL MEETING
OF STOCKHOLDERS
AND
PROXY STATEMENT

Beneficial owners of stock held by banks, brokers
or investment plans in “street name” will need
proof of ownership to be admitted to the meeting.
A recent brokerage statement or letter from your
broker are examples of proof of ownership.

KOMAG, INCORPORATED
1710 Automation Parkway, San Jose, California 95131

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2007
10:00 A.M. PACIFIC TIME

Dear Stockholder:

We cordially invite you to attend the 2007 Annual Meeting of Stockholders of Komag, Incorporated. The Annual Meeting will be held at our headquarters located at 1710 Automation Parkway, San Jose, California 95131, on Wednesday, May 23, 2007, at 10:00 a.m. Pacific Time. At the Annual Meeting, we will:

1) elect three Class II Directors for a term of three years and until their successors are duly elected and qualified;

2) ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 30, 2007; and

3) transact such other business as may properly come before the meeting or any adjournment of the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned Komag stock at the close of business on March 30, 2007 will be entitled to vote at the Annual Meeting. You may inspect a list of stockholders entitled to vote at the Annual Meeting at our offices. The prompt return of your proxy will assist us in preparing for the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

All stockholders are cordially invited to attend the Annual Meeting. A map to the location of the Annual Meeting is included at the end of the Proxy Statement for your reference. I look forward to seeing you at the Annual Meeting.

Sincerely,
Timothy D. Harris

Chief Executive Officer
Member of the Board of Directors
San Jose, California
April 20, 2007

IMPORTANT:	WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE PROMPTLY ON THE ENCLOSED PROXY.

For additional information regarding Komag, please contact:

Komag, Incorporated
Attn: Investor Relations
1710 Automation Parkway
San Jose, California 95131
Telephone: (408) 576-2000

Financial information may also be accessed on our Web site at: www.komag.com

KOMAG, INCORPORATED
1710 Automation Parkway
San Jose, California 95131

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

Solicitation Information

This Proxy Statement and the accompanying proxy card of Komag, Incorporated (the “Company” or “Komag”) are being mailed on or about April 20, 2007, in connection with the Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at our headquarters located at 1710 Automation Parkway, San Jose, California 95131, on Wednesday, May 23, 2007, at 10:00 a.m. Pacific Time.

The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the Annual Meeting. The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving each proxy appointed by the Company the authority to vote your shares in the manner you indicate on your proxy card. The proxies appointed by the Company for this purpose are Timothy D. Harris, the Chief Executive Officer of the Company, and Kathleen A. Bayless, the Chief Financial Officer of the Company, and each of them individually.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Although the Securities and Exchange Commission rules now allow us to deliver a single copy of these proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family, we have decided to continue to mail a separate copy of these proxy materials to each stockholder this year.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Annual Meeting if you own shares of Common Stock of the Company at the close of business on our record date of Friday, March 30, 2007.

How many shares of Common Stock may vote at the Annual Meeting?

As of March 30, 2007, there were 27,757,689 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you have several choices. You can vote your proxy:

•	by mailing in the enclosed proxy card; or

•	by attending the Annual Meeting and voting your shares in person.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares. In order to vote your shares at the Annual Meeting, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote your shares at the Annual Meeting, and you must provide proof of your ownership of the shares to be admitted to the Annual Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all three nominees for Class II Directors with terms expiring at the 2010 Annual Meeting of Stockholders.

Proposal 2 —	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 30, 2007.

What are my choices when voting?

Proposal 1 — You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.

Proposal 2 — You may cast your vote in favor of or against the ratification of the appointment of KPMG LLP as the Company’s independent auditors, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies (and each of them) appointed by the Company will vote your shares in favor of each of Proposal 1 and Proposal 2. In addition, the proxies (and each of them) will have the discretion to vote upon such other matters which may properly come before the Annual Meeting or any adjournment(s) thereof.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Annual Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the Annual Meeting and voting your shares in person.

What vote is required to approve each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director, and therefore the three individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Proposal 2 requires the affirmative vote of a majority of those shares present in person or represented by proxy and voting on Proposal 2 at the Annual Meeting. Votes cast include votes “FOR,” “AGAINST,” and “ABSTAIN,” but do not include broker non-votes.

Who will count the votes?

Representatives from Wells Fargo Shareowner Services, our transfer agent, will count the votes and serve as our Inspector of Election. The Inspector of Election will be present at the Annual Meeting.

Who pays the cost of this proxy solicitation?

Komag will pay the entire cost of soliciting, including preparing, assembling, printing and mailing this Proxy Statement and any additional soliciting materials furnished to our stockholders. We will furnish copies of solicitation materials to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. In addition, we may reimburse those persons for their costs of forwarding the solicitation materials to the beneficial owners. Our directors, officers, employees or agents may also solicit proxies on our behalf. We will not pay any additional compensation to these individuals for any of those services. Except as described above, we do not presently intend to solicit proxies other than by mail.

How should I contact the Company with any questions?

If you have any questions that you would like to discuss regarding the enclosed materials, please feel free to contact the Company at Komag, Incorporated, Attention Investor Relations, 1710 Automation Parkway, San Jose, California 95131, or at telephone number (408) 576-2000.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The table below indicates the number of shares of our Common Stock beneficially owned as of March 30, 2007, by:

•	each person who we know beneficially owns more than 5% of our Common Stock;

•	each of our named executive officers, including two of our former executive officers, as listed in the Summary Compensation Table below;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table below possesses sole voting and investment power with respect to all shares of Common Stock shown held by such person. The number of shares of Common Stock outstanding used in calculating the percentage of each listed person below includes shares of Common Stock underlying options held by such person that are exercisable within 60 days of March 30, 2007, but excludes shares of Common Stock underlying options held by any other person. Percentage of beneficial ownership is based on 27,757,689 shares of Common Stock outstanding as of March 30, 2007.

Unless otherwise indicated, the principal address of each of our executive officers and directors listed below is in care of Komag, Incorporated, 1710 Automation Parkway, San Jose, California 95131.

	Shares Beneficially Owned
Name	Number	Percentage

5% Stockholders
FMR Corp.(1)	3,648,584	13.14%
82 Devonshire Street Boston, MA 02109
Federated Investors, Inc.(2)	2,625,755	9.46%
Federated Investors Tower Pittsburgh, PA 15222-3779
Putman Investment Management, Inc.(3)	1,769,285	6.37%
1 Post Office Square Boston, MA 02109-2137
J. & W. Seligman & Co. Incorporated(4)	1,627,200	5.86%
100 Park Avenue, 7th Floor New York, NY 10017-5598
Barclays Global Investors NA.(5)	1,579,046	5.69%
45 Fremont Street San Francisco, CA 94105
Named Executive Officers
Timothy D. Harris	—	*
Kathleen A. Bayless(6)	10,611	*
Ray L. Martin(7)	12,768	*
Peter S. Norris(8)	27,637	*
Tsutomu T. Yamashita(9)	391	*
Thian Hoo Tan	—	*
Michael A. Russak	—	*
Non-Executive Directors
Paul A. Brahe(10)	5,630	*
Chris A. Eyre(11)	5,526	*
Richard A. Kashnow(12)	16,553	*
Kenneth R. Swimm(13)	23,859	*
David G. Takata(14)	8,859	*
Harry G. Van Wickle(15)	8,859	*
Dennis P. Wolf(16)	5,526	*
Michael Lee Workman(17)	23,859	*
Current executive officers and directors as a group (16 persons)(18)	153,750	*

*	Less than one percent of our Common Stock outstanding as of March 30, 2007.

(1)	As disclosed in the Schedule 13G filed by FMR Corp., FMR Corp. holds sole dispositive power over 3,648,584 shares of our Common Stock and sole voting power over 706,572 shares of our Common Stock.

(2)	As disclosed in the Schedule 13G filed by Federated Investors, Inc., (i) Federated Investors, Inc. holds sole dispositive power and sole voting power over 2,625,755 shares of our Common Stock, (ii) Rhodora J. Donahue holds sole dispositive power and sole voting power over 2,625,755 shares of our Common Stock, and (iii) J. Christopher Donahue holds sole dispositive power and sole voting power over 2,625,755 shares of our Common Stock.

(3)	As disclosed in the Schedule 13G filed by Putnam Investment Management Inc., (i) Putnam, L.L.C. (d/b/a Putnam Investments) holds shared dispositive power over 151,149 shares of our Common Stock and shared dispositive power over 1,769, 285 shares of our Common Stock, (ii) Putnam Investment Management, L.L.C. holds shared dispositive power over 1,101,636 shares of our Common Stock, and (iii) Putnam Advisory Company, L.L.C. holds shared voting power over 151,149 shares of our Common Stock and shared dispositive power over 667,649 shares of our Common Stock.

(4)	As disclosed in the Schedule 13G filed by J.W. Seligman & Co. Incorporated, J.W. Seligman & Co. Incorporated holds sole dispositive power over 1,627,200 shares of our Common Stock and William C. Morris holds sole dispositive power over 1,627,200 shares of our Common Stock.

(5)	As disclosed in the Schedule 13G filed by Barclays Global Investors, NA, and its affiliates, (i) Barclays Global Investors, NA holds sole dispositive power over 696,699 shares of our Common Stock and sole voting power over 607,208 shares of our Common Stock, (ii) Barclays Global Fund Advisors holds sole dispositive power and sole voting power over 862,603 shares of our Common Stock, and (ii) Barclays Global Investors, Ltd. holds sole dispositive power and sole voting power over 19,744 shares of our Common Stock.

(6)	Includes 2,255 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(7)	Includes 6,876 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(8)	Includes 12,500 shares of unissued, restricted Common Stock held in our deferred compensation plan, all of which may be withdrawn at any time with a 10% penalty, and 1,694 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(9)	Includes 391 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(10)	Includes 729 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(11)	Includes 625 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(12)	Includes 8,750 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(13)	Includes 18,958 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(14)	Includes 3,958 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(15)	Includes 3,958 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(16)	Includes 625 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(17)	Includes 18,958 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

(18)	Includes 70,055 shares of our Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of March 30, 2007.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Komag is committed to having sound corporate governance principles. Komag’s Corporate Governance Guidelines are available at www.komag.com/investors/corpgovernance.html. These Corporate Governance Guidelines were adopted by our Board of Directors to help ensure that our Board of Directors is independent from management, that our Board of Directors adequately performs its function as the overseer of management and to help ensure that the interests of our Board of Directors and management align with the interests of our stockholders.

Board Meetings and Committees

Our Board of Directors held nine meetings in 2006. Each director is expected to attend each meeting of our Board of Directors and those Committees on which he serves. No director attended less than 75% of the meetings of our Board of Directors and Committees during 2006 held during the period for which such director was a director or member of a committee. Certain matters were approved by our Board of Directors or a Committee of our Board of Directors by unanimous written consent. Our Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Audit Committee, Compensation Committee and Nominating and Governance Committee each has a written charter that has been approved by our Board of Directors. Each of our committee charters is posted on our website at www.komag.com/investors/corpgovernance.html. In addition, our Audit Committee Charter is included hereto as Appendix A and our Compensation Committee Charter is included hereto as Appendix B.

The Audit Committee, Compensation Committee and Nominating and Governance Committee are described as follows:

Name of Committees		Number of
and Members	Functions of the Committees	Meetings in 2006

AUDIT Dennis P. Wolf(1), Paul A. Brahe, and Harry G. Van Wickle	• monitors and reviews corporate financial reporting and external audits; • provides our Board of Directors the results of its examinations and recommendations; • outlines to our Board of Directors improvements made, or to be made, in internal accounting controls; • appoints independent auditors; and • provides our Board of Directors with other information and materials necessary to make our Board of Directors aware of significant financial matters.	9

COMPENSATION Kenneth R. Swimm(2), Chris A. Eyre, Richard A. Kashnow, and Michael Lee Workman	• reviews and approves the compensation policies for employees, executive officers, directors and consultants; • administers the stock option plan; and • administers the employee stock purchase plan.	11

NOMINATING AND GOVERNANCE David G. Takata(3), Richard A. Kashnow, and Kenneth R. Swimm	• reviews, solicits and makes recommendations to our Board of Directors and stockholders with respect to candidates for election to our Board and works with our Board in evaluation of potential successors to executive management positions; • develops corporate governance principles; and • oversees the evaluation of our Board of Directors.	4

(1)	Chairman of the Audit Committee

(2)	Chairman of the Compensation Committee

(3)	Chairman of the Nominating and Governance Committee

Audit Committee Financial Expert

Our Board of Directors has determined that Audit Committee member Dennis P. Wolf is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

Board Independence

Other than with respect to Timothy D. Harris, our Chief Executive Officer and a director, our Board of Directors has determined that each of our other current directors (other than in each director’s capacity as a member of our Board of Directors) does not have any material relationship with Komag (either directly as a partner, stockholder or officer of an organization that has a relationship with Komag) and is independent within the meaning of Komag’s director independence standards, which reflect the Nasdaq Stock Market, Inc. director independence standards, as currently in effect. Furthermore, our Board of Directors has determined that each of the members of the Committees of our Board of Directors has no material relationship with Komag (either directly as a partner, stockholder or officer of an organization that has a relationship with Komag) and is independent within the meaning of Komag’s director independence standards, which reflect the Nasdaq Stock Market, Inc. director independence standards.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on our Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, our Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by our Nominating and Governance Committee should include the nominee’s name, home and business contact information, detailed biographical data and information regarding any relationships between the candidate and Komag within the last three years, the nominee’s written consent to the nomination, and evidence of the nominating person’s ownership or beneficial ownership of Komag stock and amount of stock holdings. Stockholder nominations should be addressed to:

     Corporate Secretary
     Komag, Incorporated
     1710 Automation Parkway
     San Jose, California 95131

Director Qualifications

The guidelines of our Nominating and Governance Committee set forth Board membership criteria that apply to Nominating and Governance Committee-recommended nominees for a position on our Board of Directors. Our Nominating and Governance Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. Our Nominating and Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Our Nominating and Governance Committee considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. While our Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Our Nominating and Governance Committee regularly assesses the appropriate size of our Board of Directors, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, our Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of our Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of our Nominating and Governance Committee, and may be considered at any point during the year. As described above, our Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for our Board. Following verification of the stockholder status of persons proposing candidates, any recommendations are aggregated and considered by our Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for Komag’s annual meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our Nominating and Governance Committee. Our Nominating and Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board to meet the criteria set forth above in “Director Qualifications.”

Stockholder Communications with our Board of Directors

Stockholders of Komag may contact any of our directors by writing to them by mail or express mail in care of Komag, Incorporated, 1710 Automation Parkway, San Jose, California 95131. Any stockholder communications directed to our Board of Directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee) will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as the identity of the correspondent in Komag’s stockholder communications log. The Corporate Secretary will forward all such original stockholder communications to our Board of Directors for review.

Director Attendance at Annual Stockholders’ Meeting

Our Board of Directors has a policy that members of our Board of Directors are strongly encouraged to attend the Company’s annual meeting of stockholders. At the last annual meeting of stockholders held on May 24, 2006, all of the then serving members of our Board of Directors attended.

Code of Ethics for Officers and Board of Directors

Komag has adopted a Code of Ethics for our directors and officers (including our principal executive officer, principal financial officer and controller), known as our Standards of Business Conduct. A copy of our Standards of Business Conduct is available on our website at www.komag.com/investors/corpgovernance.html. We will post any amendments to, or waivers from, our Standards of Business Conduct at that location on our website.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is accountable for the approval of cash compensation programs that fairly compensate key executives and employees and that relate the pay levels of officers to the performance of our company. The Compensation Committee is also responsible for all equity compensation grants to our executive officers.

None of our executive officers served on the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or the Compensation Committee.

PROPOSAL NO. 1 — ELECTION OF CLASS II DIRECTORS

General

We currently have nine members on our Board of Directors. Our Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s Annual Meeting of Stockholders.

Directors Paul A. Brahe, Kenneth R. Swimm and Michael Lee Workman are the Class II Directors whose terms will expire at the 2007 Annual Meeting of Stockholders to be held on May 23, 2007.

Directors Tim Harris, Richard A. Kashnow and Dennis P. Wolf are the Class III directors whose terms will expire at our 2008 Annual Meeting of Stockholders, and directors Chris A. Eyre, David G. Takata and Harry G. Van Wickle are the Class I directors whose terms will expire at our 2009 Annual Meeting of Stockholders.

All of our directors, including the three Class II Director nominees, are incumbent directors. There are no family relationships among any of our directors or executive officers, including any of the nominees mentioned above. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the three Class II Director nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. Our Board of Directors recommends a vote “FOR” the election of each of the Class II Director nominees listed above.

Board of Directors and Nominees

The Class II Director nominees were recommended by members of our Nominating and Governance Committee, which recommendation was ratified by our Board of Directors. The names of the members of our Board of Directors, including the Class II Director nominees, their ages as of March 30, 2007 and certain information about them are set forth below.

Name	Age	Principal Occupation

Timothy D. Harris	52	Chief Executive Officer of Komag, Incorporated
Richard A. Kashnow(2)(3)	65	Chairman of the Board of Directors of Komag, Incorporated
Paul A. Brahe(1)*	37	Founder, Tiburon Research
Chris A. Eyre(2)	60	Managing Director, Legacy Venture
Kenneth R. Swimm(2)(3)*	72	Retired
David G. Takata(3)	44	President and Chief Executive Officer, Engage Capital
Harry G. Van Wickle(1)	59	Private Investor
Dennis P. Wolf(1)	54	Chief Financial Officer and Executive Vice President, MySQL AB
Michael Lee Workman(2)*	50	Chief Executive Officer, Pillar Data Systems

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

*	Denotes nominee for election at the 2007 Annual Meeting of Stockholders

Mr. Harris was appointed as our Chief Executive Officer and a member of our Board of Directors in October 2006. From October 2005 to October 2006, Mr. Harris served as our Executive Vice President, Chief Operating Officer. Before joining our company, he worked at iolon, Inc. where he served as Vice President of Operations from 2000 to 2004 and Chief Operating Officer from 2004 to 2005. From 1990 to 2000, Mr. Harris served in various management and executive positions at Seagate Technology, including Senior Vice President of Worldwide Technology Operations, and Vice President/Managing Director of Malaysian Head Operations. Before joining Seagate, Mr. Harris held manufacturing and management positions at Conner Peripherals, Domain Technology and

Memorex. Mr. Harris holds a B.A. degree from the University of California, Santa Cruz, and an M.B.A. degree from Santa Clara University.

Dr. Richard A. Kashnow has served as a member and the Chairman of our Board of Directors since August 2004. From 1995 to 1999, Dr. Kashnow served as the Chairman, Chief Executive Officer and President of Raychem, a public technology company specializing in electronic components and engineered materials. In 1999, Raychem was acquired by Tyco International, where Dr. Kashnow established its venture capital unit, Tyco Ventures, and served as its President until 2003. Prior to Raychem, Dr. Kashnow held technical and executive positions with General Electric and with Manville Corporation. Dr. Kashnow also served as a Captain in the U.S. Army from 1968 to 1970. He currently serves on the boards of directors of two other public companies, which are ActivIdentity Inc., a digital identity assurance software company for which he also serves as the non-executive Chairman, and Ariba Inc., a spend management software and services company. Dr. Kathnow also serves on the board of directors of a private company, Pillar Data Systems, a networked data storage company. Mr. Michael Workman, a member of our Board of Directors, is the President and Chief Executive Officer and Chairman of the board of directors of Pillar Data. Dr. Kashnow holds a B.S. degree in physics from Worcester Polytechnic Institute and a Ph.D. degree in solid state physics from Tufts University.

Mr. Paul A. Brahe has served as a member of our Board of Directors since June 2002. Mr. Brahe has more than 20 years of experience in the technology and financial sectors. In 2001, Mr. Brahe founded Tiburon Research, a technology and institutionally based financial research organization, with which he is currently affiliated. He also is a founding partner of Newport Capital Asset Management Group, a domestic and off-shore hedge fund dealing with long-term investments in a variety of segments. From 2000 through 2001, and also from 1994 through 1998, Mr. Brahe was a partner with Apodaca-Johnston Investment Group, where he helped manage mutual funds as well as several hedge funds. From 1998 to 2000, Mr. Brahe was the Director of Research for Preferred Capital Markets, a full service institutional, retail and online brokerage firm. Mr. Brahe holds a B.A. degree from Stanford University.

Mr. Chris A. Eyre has served as a member of our Board of Directors since September 1983. Mr. Eyre served as Chairman of our Board from October 2000 to January 2002. Since March 2001, he has been the Managing Director of Legacy Venture, a venture capital fund devoted to amplifying the size and effectiveness of philanthropy. Mr. Eyre has been a private investor for many years and from 1976 to 1987 served as a founding general partner of Merrill, Pickard, Anderson & Eyre, a pioneering venture capital firm that emerged from Bank of America. He has served on the boards of directors of numerous public and private companies. He is also a board member of or advisor to several non-profit philanthropic organizations. Mr. Eyre holds a B.S. degree from Utah State University and an M.B.A. degree from Harvard Business School.

Mr. Kenneth R. Swimm has served as a member of our Board of Directors since June 2002. In 1997, Mr. Swimm retired after spending 35 years in the aerospace business, most recently as President of the Lockheed Martin Management and Data Systems Company. Mr. Swimm is a veteran in the business of national security and held key management positions with the U.S. Navy, the Norden Division of United Aircraft, and General Electric’s Space Division and their Strategic Systems Department. Mr. Swimm has served on the boards of directors for many organizations, including Wam!net, Multimax, the United Way, the Navy League, the Philadelphia Chamber of Commerce, AFCEA, the Security Affairs Support Association, the Philadelphia Museum of Art and the Philadelphia Opera Company. Mr. Swimm holds a B.A. degree in Liberal Arts and a B.S. degree in Electrical Engineering from Columbia College, and an M.S. degree in Electrical Engineering from the University of New Mexico.

Mr. David G. Takata has served as a member of our Board of Directors since June 2002. Mr. Takata is currently the President and Chief Executive Officer of Engage Capital, an independent investment firm. In addition, he is the President of MultiCultural Holdings, LLC, which is the holding company for the MultiCultural Media Expo. From 1999 through 2001, Mr. Takata served as a Senior Vice President in Equity Research, Technology Group of Gerard Klauer Mattison. From 1994 through 1999, Mr. Takata was Vice President of Equity Research, Technology of Gruntal & Company, a full service investment firm. Mr. Takata is an advisor to the California Hispanic Chamber of Commerce, and is a member of the board of directors of the non-profit Second Chance Fund. Mr. Takata holds a B.S. degree in Business Administration and Finance from California State University in Fresno.

Mr. Harry G. Van Wickle has served as a member of our Board of Directors since October 2000 when we merged with HMT. Mr. Van Wickle served as a member of HMT’s board of directors from May 1998 to October 2000. Mr. Van Wickle is a 35-year veteran in semiconductor and disk drive operations and general management. From 1974 to 1992, Mr. Van Wickle held management positions at Texas Instruments, Fairchild Semiconductor, AT&T and Micropolis Corporation. From 1992 to 2000, he served in various management positions with several companies, including as the Vice President in Operations of Dastek, a former subsidiary of Komag; the Vice President of Manufacturing at Cypress Semiconductor; the President of Alphatec Electronics Corporation and the Chief Executive Officer of Intarsia Corporation. Mr. Van Wickle also served on the board of directors of Vitria Technology, Inc., a software and consulting company. Mr. Van Wickle holds a B.A. degree from Hobart College.

Mr. Dennis P. Wolf has served as a member of our Board of Directors since August 2004. Since September 2005, Mr. Wolf has served as the Chief Financial Officer and Executive Vice President of MySQL, AB, a database developer. From April 2005 to August 2005, Mr. Wolf served as the Managing Director and Chief Financial Officer of Hercules Technology Growth Capital, a provider of debt and equity growth capital to technology and life sciences companies. From January 2003 to April 2005, Mr. Wolf served as an executive officer at Omnicell, Inc., a medical technology company, where he served as the Executive Vice President of Operations, Engineering, Finance and Administration and Chief Financial Officer. From 2001 to 2003, Mr. Wolf was the Chief Financial Officer and Senior Vice President of Redback Networks Inc., a networking company. From 1998 to 2001, he served as Executive Vice President as well as co-President at Credence Systems Corporation, a provider of equipment solutions for the semiconductor industry, where he managed finance, administration and operations. Mr. Wolf has previously held management positions at Sun Microsystems, Inc., a computer technology company, and Apple Computer, Inc., a computer technology company. Mr. Wolf also served on the board of directors of Vitria Technology, Inc., a software and consulting company, where he served as the chairman of the audit committee. Mr. Wolf holds a B.A. degree from the University of Colorado and an M.B.A. degree from the University of Denver.

Dr. Michael Lee Workman has served as a member of our Board of Directors since June 2002. Dr. Workman is currently the Chief Executive Officer and President of Pillar Data Systems, a networked data storage company he co-founded in 2001. In July of 2006, Dr. Workman was elected as the Chairman of the board of directors of Pillar Data. Dr. Kashnow, a member of our Board of Directors, is also a member of the board of directors of Pillar Data. Prior to joining Pillar Data, Dr. Workman was a Vice President of the Storage Systems Division of IBM, and a member of IBM’s senior management group. From 1993 to 1995, Dr. Workman served as Chief Technical Officer and Senior Vice President of Conner Peripherals. From 1978 to 1993, Dr. Workman held many positions, including Director of the San Jose Storage Development Laboratory. He has co-authored college textbooks on digital control and magnetic recording, numerous publications and holds 15 patents. Dr. Workman holds a B.S. degree in Electrical Engineering from U.C. Berkeley, and a Ph.D. degree and an M.S. degree in Electrical Engineering from Stanford University.

Vote Required

Directors shall be elected by a plurality vote. The three Class II Director nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors for a term of three years and until their successors are duly elected and qualified. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE COMPANY’S NOMINEES FOR CLASS II DIRECTORS.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has selected KPMG LLP as our independent auditors for the fiscal year ending December 30, 2007. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of KPMG LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the ratification of the selection of KPMG LLP.

KPMG LLP has audited our financial statements since 2001. Representatives of the firm, who are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for the fiscal years ended December 31, 2006 and January 1, 2006, and fees for other services rendered by KPMG LLP.

	2006	2005

Audit fees(1)	$998,729	$850,000
Audit related fees	$3,500	$3,500
Tax fees(2)	$—	$43,000
All other fees	$—	—

(1)	Audit fees are for our annual audit and quarterly reviews, registration statement filings and statutory audits in foreign jurisdictions. The audit fees for each fiscal year include fees related to the audit of the management’s assessment that Komag maintained effective control over financial reporting and that internal control over financial reporting was effective as of the fiscal year then ended.

(2)	Tax fees are for services relating to our property tax assessments.

Pre-Approval of Audit and Non-Audit Services

Our 2006 Audit Committee considered and believed that the services to our company provided by KPMG LLP were compatible with maintaining their independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by KPMG LLP. During our 2006 fiscal year, all of the services provided by KPMG LLP were approved by the Audit Committee in accordance with this policy.

Recommendation of our Board of Directors

We are seeking the affirmative vote of a majority of the issued and outstanding shares present or represented and voting at the Annual Meeting for the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 30, 2007.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS KOMAG’S INDEPENDENT AUDITORS.

NON-EMPLOYEE DIRECTOR COMPENSATION AND RELATED INFORMATION

Compensation Arrangements for Fiscal 2006 and 2007

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of our Board of Directors.

The following table describes the standard compensation arrangements with our non-employee directors for the 2006 and 2007 fiscal years.

Cash Fees	2006		2007

Quarterly Cash Fee	$ 6,000		$6,000
Attendance Fee Per Board Meeting (in person)(1)	$ 2,000		$2,000
Attendance Fee Per Board Meeting (telephonic)	$ 2,000		$1,000
Attendance Fee Per Committee Meeting(1)	$ 1,000		$1,000
Annual Cash Retainer for Chairman of the Board of Directors	$100,000		$100,000
Annual Cash Retainer for Chairman of the Audit Committee	$ 10,000		$10,000
Annual Cash Retainer for Chairman of the Compensation Committee	—		$7,500
Annual Cash Retainer for Chairman of the Nominating and Governance Committee	—		$5,000
Restricted Stock Grant Awards
Stock Grant to Directors (other than the Chairman of the Board)	2,901 shares	(2)	—	(3)
Stock Grant to Chairman of the Board	5,803 shares	(2)	—	(3)

(1)	We also reimburse our directors for reasonable travel and lodging expenses that they incur in connection with their attendance at our Board of Directors and Committee meetings and annual meetings of stockholders of the Company.

(2)	Shares granted on May 24, 2006, at an exercise price of $0.01 per share, all of which vest on May 24, 2007.

(3)	The Board of Directors has not yet determined the amount of any proposed restricted stock grant awards or stock option awards to be made to directors for 2007.

Director Summary Compensation Table
For Fiscal Year Ended December 31, 2006

The following table set forth the annual compensation paid or accrued by Komag to or on behalf of the directors of Komag (other than our current and former Chief Executive Officers, for whom compensation information is presented in the Summary Compensation Table) for the fiscal year ended December 31, 2006.

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation		Total
Name	($)(1)	($)(2)	($)(3)	($)	Earnings	($)		($)

Richard A. Kashnow	$167,500	$233,482	$30,428	—	—	—		$431,410
Paul A. Brahe	$56,000	$123,601	$30,149	—	—	$6,500	(4)	$216,250
Chris A. Eyre	$50,500	$123,301	$30,149	—	—	—		$203,950
Kenneth R. Swimm	$56,500	$123,601	$30,149	—	—	$3,802	(4)	$214,052
David G. Takata	$50,000	$123,601	$30,149	—	—	—		$203,750
Harry G. Van Wickle	$53,500	$123,601	$30,149	—	—	—		$207,250
Dennis P. Wolf	$58,500	$123,601	$15,214	—	—	—		$197,315
Michael Lee Workman	$49,500	$123,601	$30,149	—	—	—		$203,250

(1)	Includes quarterly cash fees, retainer fees and fees paid for attendance at meetings of the Board of Directors and Committees of the Board of Directors on which a director serves.

(2)	The amounts included in the “Stock Awards” column represent the compensation cost recognized by us in 2006 related to non-option equity awards to our directors, computed in accordance with Statement of Financial Accounting Standards No. 123R, without regard to forfeiture assumptions. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007.

The information included in this column relates to our May 24, 2006 stock grants to our directors, pursuant to which Dr. Kashnow received a stock grant of 5,803 shares of restricted Common Stock, and each of our other non-employee directors received a stock grant of 2,901 shares of restricted Common Stock, in each case all of which vest on May 24, 2007, having a grant date fair value of $43.08 per share.

As of December 31, 2006, each director held the following aggregate number of outstanding shares of restricted Common Stock: Dr. Kashnow, 18,469 shares; Mr. Brahe, 6,901 shares; Mr. Eyre, 6,901 shares; Mr. Swimm, 8,901 shares; Mr. Takata, 8,901 shares; Mr. Van Wickle, 6,901 shares; Mr. Wolf, 6,901 shares; and Mr. Workman, 6,901 shares.

(3)	The amounts included in the “Option Awards” column represent the compensation cost recognized by us in 2006 related to stock option awards to our directors, computed in accordance with Statement of Financial Accounting Standards No. 123R, without regard to forfeiture assumptions. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007. We did not grant any stock options to our non-employee directors in 2006. The amounts in this column reflect the expenses related to options granted in 2003, 2004 and 2005 recognized in our 2006 financial statements.

As of December 31, 2006, each director held the following aggregate number of outstanding options to purchase shares of our Common Stock: Dr. Kashnow, 15,000 options; Mr. Brahe, 1,771 options; Mr. Eyre, 1,667 options; Mr. Swimm, 20,000 options; Mr. Takata, 7,500 options; Mr. Van Wickle, 5,000 options; Mr. Wolf, 4,375 options; and Mr. Workman, 20,000 options.

(4)	Amount reflects amount paid by the Company for director education programs attended by the director.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

General

This Compensation Discussion and Analysis covers the following subjects:

•	the Compensation Committee (the “Committee”) members and their duties;

•	the Company’s executive compensation philosophy;

•	the components of the Company’s executive compensation program;

•	the process that the Committee uses in establishing executive compensation levels; and

•	the Committee’s executive compensation decisions in fiscal year 2006 and the first quarter of fiscal 2007.

Committee Members

The Committee consists of directors Kenneth Swimm (Chairman), Chris Eyre, Richard Kashnow and Michael Workman. Dr. Kashnow was Chairman of the Committee from January 1 through July 31, 2006. On August 1, 2006, Mr. Swimm assumed the position of Chairman of the Committee and remains as chairman. Each member of the

Committee qualifies as an independent director under Nasdaq listing standards and the Company’s standards of Board Independence.

Committee Duties

The Committee operates pursuant to a written charter, included as Addendum B to this Proxy Statement. The Compensation Committee charter can also be accessed at www.komag.com/investors/compcmte.html. The Committee is charged with reviewing and setting the total compensation of the Company’s executive officers. The Committee also has primary responsibility for administering the Company’s stock based compensation and incentive plans. The Committee has the overall responsibility for evaluating and implementing the executive officer compensation plans, policies and programs of the Company.

Committee Meetings

The Committee meets as often as is needed to discharge its duties. In 2006, the Committee held 11 meetings.

Each meeting is conducted by the Chairman. The Committee receives written materials in advance of each meeting, typically at least three business days prior to the meeting. The Committee receives input from the Company’s Senior Vice President of Human Resources as well as outside advisors which may include attorneys and compensation consultants to provide it with requested information. Depending on the agenda of a particular meeting, the material may include:

•	comparative data from selected benchmark companies;

•	reports on the benchmark companies’ financial performance relative to the Company’s performance;

•	calculations and reports on achievement levels for individual executive and corporate performance objectives;

•	information on executive officers’ stock ownership; and

•	reports showing total executive officer compensation, including base salary, cash incentives, equity awards and benefits payable upon voluntary or involuntary termination, both before and after a change of control.

The Committee’s decisions are intended to promote the Company’s business objectives and strategy. Succession planning and management performance are considered at each meeting.

Management Participation

Our Chief Executive Officer, Chief Financial Officer and Senior Vice President of Human Resources provide information to the Committee as requested. In 2006, our Chief Executive Officer attended four Committee meetings, our Chief Financial Officer attended two Committee meetings and our Senior Vice Present of Human Resources attended eight Committee meetings. Additionally, the Committee met in executive session seven times during 2006.

Management typically provides the Committee with:

•	performance evaluations for all executive officers, excluding the Chief Executive Officer;

•	recommended performance objectives for all executive officers, excluding the Chief Executive Officer;

•	cash and equity compensation recommendations for all executive officers, excluding the Chief Executive Officer;

•	benchmarking data for all executive officers; and

•	information regarding organizational changes that may affect any executive officer, excluding the Chief Executive Officer.

Additionally, our Chief Executive Officer participates in Committee meetings at the Committee’s request to provide current information regarding the Company’s financial performance and progress in achieving its strategic objectives.

Salary, bonus and equity recommendations are developed by our Chief Executive Officer for all direct reports with input from the Senior Vice President of Human Resources. These recommendations are presented to the Committee at which time the Committee reviews, requests additional data (internal and external comparisons), as desired, consults with the Chief Executive Officer and approves and/or amends the recommendations.

Committee Advisors

In 2006, Hewitt Associates, a compensation consulting firm, provided analysis, advice and information to the Committee, including competitive market data and recommendations related to Chief Executive Officer compensation. Hewitt Associates has direct access to Committee members. Hewitt attends Committee meetings on request and may also meet with the Committee in person or by telephone in executive session without management present. The decisions made by the Committee are the responsibility of the Committee and may reflect factors and consideration other than the information and recommendations provided by Hewitt Associates. Hewitt Associates personnel involved in matters within the purview of any Board Committee do not participate in any other services provided by Hewitt Associates to the Company. The Company believes that the other services provided by Hewitt Associates to the Company do not impair Hewitt’s ability to provide an objective perspective to the Committee’s deliberation regarding Chief Executive Officer and other executive officer compensation.

Hewitt Associates also provides the Company 401(k) advisory services and also serves as the Company’s broker of record for the Company’s insured employee benefits plans (such as our group health plan).

Annual Evaluation

The Committee meets as required during the months of December and January to:

•	evaluate the performance of each executive officer;

•	determine their annual Target Incentive Plan (TIP) bonus payout for the most recently completed fiscal year;

•	set the TIP objectives for the new fiscal year;

•	set the new executive officer base salaries for the new fiscal year; and

•	review and approve any equity incentive compensation awards.

Performance Target and Objectives

In January of each year, the Committee establishes corporate financial objectives and approves individual objectives for each executive officer of the Company. With input from management and counsel from the full Board of Directors, the Committee sets strategic objectives and performance targets used to measure eligibility for incentive rewards. The Committee reviews the appropriateness of the financial measure and the degree of difficulty in achieving the performance target. Since 2002, the Committee has used annual operating income as the metric in the Company’s TIP plan.

Benchmarking

For compensation and performance comparison purposes, the Committee has identified eighteen companies against whom the Committee measures the features of compensation plans and the compensation levels provided to our executive officers. The Committee considers this benchmark information in establishing executive base salary, cash incentive targets and equity compensation awards.

The Committee uses two sets of publicly traded companies to provide benchmark data for its consideration. The first group of twelve companies are in the Company’s industry and specific market. The second group of six companies are in the Company’s industry sector but not necessarily in our market, information storage, but are in the technology industry. These comparator companies have similar annual revenue to the Company.

The Committee reviews the comparator companies in the first quarter of every year to ensure that each company continues to be relevant. The current comparator companies that Komag benchmarks itself against were selected by the Committee after reviewing the recommendations of our third party compensation consulting firm, Hewitt Associates. Additionally, the addition and/or deletion of any company to the comparator group is done on the basis of recommendations by Hewitt Associates and the Committee’s review and approval.

Industry	Revenue

Komag, Incorporated	Komag, Incorporated
Adaptec, Inc.	ADC Telecommunications Inc.
Extreme Networks, Inc.	Altera Corporation
Advanced Digital Information Corporation	Fairchild Semiconductor International, Inc.
Brocade Communications Systems, Inc.	International Rectifier Corporation
Electronics for Imaging, Inc.	ON Semiconductor Corporation
Hutchinson Technology Incorporated	Palm, Inc.
Trimble Navigation Ltd.
Quantum Corporation
Juniper Networks, Inc.
SanDisk Corporation
Western Digital Corporation
Seagate Technology

The Committee uses this benchmark information to assist it in evaluating the competitiveness of the Company’s pay practices relative to the Company’s corporate performance. This helps the Committee in setting executive compensation as required to attract and retain the executive talent that is required to run the company effectively. To remain consistent from year to year, we use these two survey groups as part of our annual market place study. The specific companies included in each group may change based on their size, relevance or other pertinent factors. The Committee reviews the composition of the benchmark groups at least annually to ensure they are appropriate. The Committee, however, did not change the composition of the companies in these benchmark groups in 2006 and in the first quarter of 2007.

Compensation Philosophy

The Company’s executive compensation philosophy is to provide competitive total compensation opportunities that enable the Company to efficiently attract, retain and motivate the executive talent it requires. Compensation should provide incentives that foster an entrepreneurial and performance-oriented culture and further the Company’s integrated business strategy. Compensation of our senior executives is closely linked to the achievement of sustainable stockholder returns and provides long-term incentives for long-term value creation.

The Company’s executive compensation philosophy incorporates the following objectives:

•	closely link the Company’s strategic direction and employee behavior;

•	focus on clear employee objectives and measurable outcomes, placing an appropriate value on each; and

•	reward and retain individuals who meet or exceed their objectives and provide a means by which those whose performance is not satisfactory are motivated to improve their performance.

Pay for performance is a cornerstone of the Company’s compensation philosophy. The Company implements this by:

•	making a substantial portion of our executive compensation plan dependent upon the achievement of objectives, both corporate and individual;

•	prohibiting stock option repricing in our 2002 Qualified Stock Plan;

•	creating the opportunity for increased total compensation with increases in an executive’s position and responsibility with the Company;

•	making target total compensation higher for executives with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives;

•	making a substantial portion of executive total compensation performance-based; and

•	making a significant portion of executive total compensation dependent on long-term stock appreciation.

The Committee believes that compensation should focus management on achieving excellent short-term performance in a manner that supports and ensures the company’s long-term success. Our annual Target Incentive Plan (TIP), in which each of our executive officers participates, creates incentives for achieving annual performance targets as established by our Board of Directors. While executive awards under the 2002 Qualified Stock Plan encourage the achievement of objectives over a three-year performance cycle, we believe that stock options and restricted stock align the interest of management with long-term stockholder value.

Executive Compensation Elements

•	Base Salary — Base salary is fixed annually and paid bi-weekly. For continuing executives, the Committee annually considers base salary adjustments, taking into account the market value of the position, executive performance, future potential and internal pay equity. Upon hiring an executive officer, the Committee sets base salary, in part, by the executives’ qualifications, experience and scope of responsibilities.

•	Incentive Pay — Incentive pay is variable and is only earned when the Company achieves specific pre-determined objectives measured over the Company’s fiscal year. Our incentive plan for officers and certain employees is the Target Incentive Plan (TIP), which is reviewed annually by our Board of Directors. Specific TIP performance metrics are tied to our annual operating plan, and the Company must achieve a threshold target each year before any TIP payments are made.

Specific percentages that can be earned when the Company meets or exceeds the TIP performance metric are assigned to each executive position. However, each executive’s TIP payment can then be adjusted up or down, ranging from 0% to a maximum of 150%, based upon his/her individual performance (the “Individual Modifier”) against specific individual objectives that are generally intended to improve the Company’s performance. All TIP payments must be reviewed and approved by the Committee prior to payment.

For more details on our TIP Plan, please refer to the section below titled “Annual Target Incentive Plan (TIP)” beginning on page 19 of this Proxy Statement.

Equity Compensation

The Committee grants equity awards to our executive officers through non-qualified stock options and restricted stock. The Committee believes that equity awards granted with the proper terms effectively align the interests of our management and stockholders.

Annually, the Committee considers granting equity awards depending on the executive’s position and performance. The number of shares subject to an award are determined by a target dollar amount that the Committee assigns to each executive and the closing share price on the grant date. For restricted stock awards and for stock options, on the grant date the closing share price is divided into the target value which then determines the number of shares to be awarded or granted. Restricted stock and stock option grants vest based on continued service over three years.

Compensation Decisions

In 2006 and through the first quarter of 2007, the Committee’s decisions were made in the context of outstanding operating results, including record levels of revenue, operating profit and net earnings and by outstanding individual performance by the Company’s executive officers.

In summary, the compensation decisions in fiscal 2006 and first quarter of 2007 for our executive officers were as follows:

•	The Committee increased base salaries by an average of 4% for 2006.

•	The Committee increased base salaries by an average 3.6% for 2007.

•	Each year the Committee reviews the Company’s operating income plan and sets the TIP target based upon achieving an aggressive operating income goal for the year. In 2005 and 2006, the TIP target increased year over year to encourage participants to achieve outstanding financial results consistent with the growth of our operating income goals each year.

•	The Committee modified its executive equity compensation program by changing from 100% restricted stock to equally weighted (by value) grants of restricted stock and stock options. Using stock options provides for a longer term incentive that rewards increased share price and provides a leveraging effect which helps to motivate our executive officers to achieve long-term growth. Providing a portion of the award in restricted stock allows the Company to use fewer shares to deliver similar value, resulting in less dilution. Both methods are tied to vesting over a three year period ensuring that our executive officers are focused on continuing to create stockholder value over time.

•	The Committee changed the calculation of the stock grant from a fixed number of shares to an annual target value approach. The target value approach allows the Company to accurately measure the total compensation that the executive will receive against companies in our benchmark surveys.

•	Performance based, variable pay represented 62% of the total cash compensation actually paid to our named executive officers for fiscal 2006.

We believe that these actions support our compensation philosophy of:

•	paying for performance;

•	promoting and aligning the interests of our long-term stockholders and our management; and

•	providing compensation that is reasonable and appropriate.

The Committee reviews and adjusts base salaries annually. In establishing the base salaries for our executive officers for our 2007 fiscal year, the Committee considered:

•	the executive officers’ experience and performance throughout 2006;

•	the ratio of variable pay to total compensation;

•	internal pay equity between executives; and

•	the base salary of similarly situated executives in the Company’s benchmarking peer groups.

Annual Target Incentive Plan (TIP)

Our annual Target Incentive Plan (TIP) provides our executive officers and certain employees an opportunity to earn an annual cash bonus for achieving specified performance-based objectives established prior to the fiscal year. In each of the last three years and for 2007, the Committee has established a performance objective based upon the Company achieving a specified level of annual operating income. Upon meeting this objective, the participants in the TIP program will be eligible to earn a specified percentage of their base salary. The target level for each named executive officer under the TIP program, upon achieving the company’s annual operating income target, are as noted below.

The following table shows potential TIP payments for our 2007 fiscal year for each of our current named executive officers, reflected as a percentage of annual base salary based on Company performance:

					2007
					Payout at
				2007	Corporate
	2007	2007	2007 Payout	Payout at	and Individual
	Below	Payout at	at 100%	Corporate	Performance
Name	Threshold	Threshold	of Target	Maximum	Maximum

Timothy D. Harris	0%	42.5%	85.0%	212.5%	318.75%
Chief Executive Officer
Kathleen A. Bayless	0%	20.0%	40.0%	100.0%	150.0%
Senior Vice President, Chief Financial Officer and Secretary
Ray L. Martin	0%	25.0%	50.0%	125.0%	187.5%
Executive Vice President, Customer Sales and Service
Peter S. Norris	0%	25.0%	50.0%	125.0%	187.5%
Executive Vice President, Strategic Business Development
Tsutomu T. Yamashita	0%	25.0%	50.0%	125.0%	187.5%
Executive Vice President, Chief Technical Officer

Our annual TIP plan is funded based upon the Company’s operating income performance. The use of this measure is intended to focus participants on generating profitability, both through maximizing revenues and controlling costs. The performance targets under our TIP plan are set at levels that the Committee believes may be achieved, but which will require strong performance from each plan participant in order to receive a bonus payout under the TIP plan.

To the extent that annual operating income is above the TIP plan’s threshold level and below the target level, TIP payments will be pro-rated. Similarly, to the extent annual operating income is above the plan’s target level and below the maximum (difficult to achieve) level, TIP payments will be pro-rated.

In addition, to meeting the operating income objective, each of our executive officers has to achieve certain individual goals to be paid a TIP payment (the “individual modifier”). Executive performance affects their individual modifier which gives the executive the opportunity to increase their bonus up to a maximum of 1.5 times the amount calculated based upon the Company’s financial performance. For example, our Chief Executive Officer could achieve a maximum TIP payment of 318.75% of pay in 2007 if (1) the Company achieves its maximum target in operating income, and (2) his individual modifier is determined to be 150% due to extraordinary achievement against his individual goals for the year. Conversely, our Chief Executive Officer could earn no TIP payment even if the Company achieves its financial targets if his individual modifier is determined to be 0%.

The individual goals which are assigned to each executive officer are generally to achieve specific goals intended to improve the Company’s performance.

Stock Grants

On February 15, 2006, the Committee granted the following restricted stock grants to the following current named executive officers:

	Number of Restricted	Value at $46.76 per
Name	Shares	Share ($)(1)

Timothy D. Harris	18,000	$841,680
Kathleen A. Bayless	15,000	$701,400
Ray L. Martin	15,000	$701,400
Peter S. Norris	12,000	$561,120
Tsutomu T. Yamashita	14,000	$654,640

(1)	Closing price on the grant date.

The Committee determined the number of shares granted to each executive officer after reviewing each executives’ contribution in 2005, their current holdings as a percentage of their current outstanding shares and the role each executive is expected to assume in succeeding years.

In connection with the retirement of T.H. Tan from his position as Chief Executive Officer on September 30, 2006 and the promotion of Timothy D. Harris from Chief Operating Officer to Chief Executive Officer effective October 1, 2006, the Committee granted Mr. Harris 50,000 restricted shares and 100,000 non-qualified stock options.

Additionally, in October 2006 the company promoted Tsutomu Yamashita from Senior Vice President, Process Development to Executive Vice President and Chief Technology Officer and Edward Casey from Executive Director, New Technologies to Vice President and Chief Operating Officer. Because of the increased responsibilities attendant upon these promotions, the Committee increased Mr. Yamashita’s and Mr. Casey’s base pay, target percentage of their base pay under the TIP plan and granted them additional equity awards. The Committee granted each of Messrs. Yamashita and Casey 25,000 restricted shares.

The restricted shares granted to the named executive officers in 2006 cliff vest as to one-third of the covered shares on each of the first three anniversaries of the grant date. In approving these restricted stock grants, the Committee considered the position and level of responsibility of each executive officer, the number of shares currently held by each executive officer and the amount of shares granted in prior years and the performance of the executives. The sum of all shares granted to our named executive officers falls at or below the average granted to executive officers in the benchmark peer groups considered by the Committee, as surveyed by Hewitt Associates.

Reasonableness of Compensation

In reviewing its 2006 executive compensation decisions relative to the Company and individual performance, the Committee believes that the compensation received by the Company’s executives is reasonable and not excessive.

In making this determination, the Committee considered the following:

•	management has consistently led the Company to record levels of performance over the last four years;

•	the stockholder return performance of the Company over the past four years has outpaced the performance of other companies in the disk drive industry and in the benchmarking peer groups;

•	variable performance based pay represents an average 62% of the total cash compensation that the executives could earn in 2006; and

•	the total compensation levels for the executives are comparable with the 50th percentile of compensation levels at the companies in the benchmarking survey groups considered by the Committee.

Compensation Policies

Internal Pay Equity

The Committee believes that internal equity is an important factor to be considered in establishing compensation for the Company’s executives. The Committee has not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other executive officers or rank-and-file employees but the Committee did review compensation levels to ensure that the appropriate internal pay equity exists.

Financial Restatement

It is the Board of Directors policy that the Compensation Committee will, to the extent permitted by law, have the role and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to the Company’s executive officers where the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Timing of Stock Option Grants

The Company has granted all stock awards consistent with the following guidelines:

•	except for new hire and promotion grants for new executive officers, all awards of restricted stock grants and stock options are reviewed and approved during the second week of February of each year;

•	the grant date for all awards is made after the Company has released earnings for the fiscal year;

•	Company executives do not have any role in selecting the grant date;

•	the grant date of the stock awards is always the date upon which the Committee meets and approves the grants (or a specified later date if for any reason the grant is approved during a time when the Company is in possession of material, non-public information);

•	the exercise price is the closing price of the underlying common stock on the grant date;

•	a sub-committee of the Compensation Committee, as appointed by the Board of Directors and the Committee, approves all non-officers grants for new hires, promotion, and performance. These grants are recommended, reviewed and approved on the last business day of January, April, July and October; and

•	if required, the Committee will execute the business of the Committee through the use of a Unanimous Written Consent (UWC).

Compliance with Section 162(m) of the Internal Revenue Code

The philosophy of the Committee is to provide a comprehensive compensation package for each executive officer that is well suited to support accomplishment of the business strategies, objectives and initiatives of the Company. For incentive-based compensation, the Committee considers the desirability to qualify for deductibility by the Company under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by the Company for tax purposes. To maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Committee has not adopted a policy that all compensation must be deductible. As the Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Committee reaches its decisions with a view towards the Company’s overall financial performance. In this regard, for fiscal 2006, approximately $63,873 paid or earned by Mr. Harris, our Chief Executive Officer, was not deductible for federal income tax purposes.

Executive Compensation Tables and Related Information

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal year ended December 31, 2006, and includes our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during 2006, and two of our former executive officers (including our former Chief Executive Officer).

								Change in
								Pension
								Value and
						Non-Equity		Non-qualified
						Incentive		Deferred
				Stock	Option	Plan		Compensation	All Other
				Awards	Awards	Compensation		Earnings	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)	($)(3)		($)	($)(4)		Total ($)

Timothy D. Harris(5)	2006	$434,002	—	$1,157,034	$185,992	$413,322		—	$7,500		$2,197,850
Chief Executive Officer
Kathleen A. Bayless	2006	$311,069	—	$286,824	$44,791	$194,742		—	$7,500		$844,926
Senior Vice President, Chief Financial Officer and Secretary
Ray L. Martin	2006	$354,952	—	$290,270	$70,885	$252,744		—	$10,631	(6)	$979,482
Executive Vice President, Customer Sales and Service
Peter S. Norris	2006	$199,135	—	$218,462	$44,791	$147,409		—	$7,500		$617,297
Executive Vice President, Strategic Business Development
Tsutomu T. Yamashita	2006	$314,442	—	$325,503	$44,791	$207,607		—	$7,500		$899,843
Executive Vice President, Chief Technical Officer
Thian Hoo Tan(7)	2006	$481,050	—	$4,517,730	$745,978	$787,431	(8)	—	$46,559	(9)	$6,578,748
Former Chief Executive Officer
Michael A. Russak(10)	2006	$326,813	—	$573,914	$129,181	$155,820	(11)	—	$416,889	(12)	$1,602,617
Former Executive Vice President and Chief Technical Officer

(1)	The amounts included in the “Stock Awards” column represent the compensation cost recognized by us in 2006 related to non-option equity awards to our executive officers, computed in accordance with Statement of Financial Accounting Standards No. 123R, without regard to forfeiture assumptions. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007.

(2)	The amounts included in the “Option Awards” column represent the compensation cost recognized by us in 2006 related to stock option awards to our executive officers, computed in accordance with Statement of Financial Accounting Standards No. 123R, without regard to forfeiture assumptions. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007.

(3)	The amounts listed under the “Non-Equity Incentive Plan Compensation” column represent cash amounts earned by or paid to such executive officers under our Target Incentive Plan (TIP), which plan is discussed in further detail above under the section titled “Executive Compensation Elements” beginning on page 19 of this Proxy Statement.

(4)	Includes the matching contributions made by us on behalf of each named executive officer to our Section 401(k) Savings Plan.

(5)	Mr. Harris was appointed to serve as our President and Chief Executive Officer and as a member of our Board of Directors effective as of October 1, 2006. From October 2005 to October 2006, Mr. Harris served as our Chief Operating Officer.

(6)	Includes a car allowance in the amount of $3,131.

(7)	Mr. Tan, our former Chief Executive Officer and a former member of our Board of Directors, retired from his position as an executive officer and resigned from his position as a director of the Company effective as of September 30, 2006, and thereafter served as a consultant to the Company until January 2, 2007. The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on February 15, 2006 disclosing Mr. Tan’s retirement terms.

(8)	Includes $590,074 paid to Mr. Tan under the TIP plan in connection with his retirement from his position as an executive officer of the Company, which equaled the amount that Mr. Tan would have been eligible to earn under the TIP plan had he remained employed as the Chief Executive Officer of the company through December 31, 2006.

(9)	In connection with Mr. Tan’s service as a consultant to the Company following his retirement, Mr. Tan earned $30,000 in consulting fees. Mr. Tan also received retirement gifts from the Company having a value of $9,059.

(10)	Dr. Russak, our former Chief Technology Officer, retired from his position as an executive officer of the Company effective as of October 3, 2006, and thereafter served as a consultant to the Company until December 31, 2006. The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on September 28, 2006 disclosing Dr. Russak’s retirement terms.

(11)	Includes $70,650 paid to Dr. Russak under the TIP plan in connection with his retirement from his position as an executive officer of the Company.

(12)	In connection with Dr. Russak’s retirement, the Company paid Dr. Russak a cash payment amount of $401,700, which was paid in installments between January 2, 2007 and March 15, 2007. In addition, Dr. Russak earned $4,000 in consulting fees following his retirement. Dr. Russak also received a retirement gift from the Company having a value of $3,689.

Grants of Plan-Based Awards
For Fiscal Year Ended December 31, 2006

										All Other
								All Other		Option			Grant Date
		Estimated Future Payouts						Stock		Awards:		Exercise	Fair
		Under Non-Equity			Estimated Future Payouts			Awards:		Number of		or Base	Value of
		Incentive			Under Equity Incentive			Number of		Securities		Price of	Stock
		Plan Awards(1)			Plan Awards			Shares of		Underlying		Option	and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or		Options		Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (#)		(#)		($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(2)		(j)		(k)	(l)(3)

Timothy D. Harris	08/03/2006	—	—	—	—	—	—	—		100,000	(4)	$38.65	$1,810,320
	08/03/2006	—	—	—				50,000		—		$0.01	$1,932,000
	02/15/2006	—	—	—				18,000		—		$0.01	$841,500
	N/A	$223,125	$446,250	$1,673,438				—		—		—	—
Kathleen A. Bayless	02/15/2006	—	—	—	—	—	—	15,000		—		$0.01	$701,250
	N/A	$62,328	$124,656	$467,460				—				—	—
Ray L. Martin	02/15/2006	—	—	—	—	—	—	15,000		—		$0.01	$701,250
	N/A	$88,837	$177,675	$666,281				—				—	—
Peter S. Norris	02/15/2006	—	—	—	—	—	—	12,000		—		$0.01	$561,000
	N/A	$49,875	$99,750	$374,063				—				—	—
Tsutomu T. Yamashita	10/03/2006	—	—	—	—	—	—	25,000		—		$0.01	$812,500
	02/15/2006	—	—	—				14,000				$0.01	$654,500
	N/A	$87,500	$175,000	$656,250				—				—	—
Thian Hoo Tan	02/15/2006	—	—	—	—	—	—	35,000	(5)	—		$0.01	$1,636,250
	N/A	$218,800	$437,600	$1,641,000				—				—	—
Michael A. Russak	02/15/2006	—	—	—	—	—	—	16,000	(6)	—		$0.01	$748,000
	N/A	$100,425	$200,850	$753,188				—				—	—

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s Target Incentive Plan (TIP) based on the Company achieving a minimum level of annual operating income, which payment amount is 50% of the target amount shown in column (d). The amount shown in column (e) reflects the maximum amount that the executive officer may earn under the TIP plan for the year, after giving effect to the potential 1.5 individual modifier that gives the executive officer the opportunity to increase their TIP payment by 1.5 times due to strong individual performance.

(2)	The amounts shown in column (i) reflect the number of shares of Common Stock granted to each named executive officer under the Company’s Amended and Restated 2002 Qualified Stock Plan, as amended. Other than with respect to Messrs. Tan and Russak, the shares reflected in this column vest on the anniversary of the date of grant thereof at a rate of one-third annually. The shares are subject to the terms of each executive officer’s employment agreement with the Company, the terms of which are discussed further below under the section titled “Potential Payments upon Termination or Change of Control” beginning on page 27 of this Proxy Statement.

(3)	Represents the full grant date fair value of the restricted stock or option awards (without regard to vesting restrictions) granted during fiscal 2006, computed in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007.

(4)	The options vest at a rate of 25% on the first anniversary of the date of grant thereof, then monthly thereafter, over a total four-year period. The options are subject to the terms of Mr. Harris’ employment agreement with the Company, the terms of which are discussed further below under the section titled “Potential Payments upon Termination or Change of Control” beginning on page 27 of this Proxy Statement.

(5)	In connection with the terms of Mr. Tan’s retirement from his position as an executive officer the Company, the shares became fully vested on January 2, 2007.

(6)	In connection with the terms of Dr. Russak’s retirement from his position as an executive officer of the Company, Dr. Russak received 12 months of accelerated stock vesting, resulting in the vesting of 10,001 shares.

Outstanding Equity Awards
At 2006 Fiscal Year End (December 31, 2006)

						Stock Awards
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market
	Option Awards(1)								Plan Awards:	or Payout
			Equity Incentive						Number of	Value of
			Plan Awards:					Market	Unearned	Unearned
			Number					Value of	Shares,	Shares,
	Number of	Number of	of Securities			Number of		Shares or	Units or	Units or
	Securities	Securities	Underlying			Shares or		Units of	Other Rights	Other
	Underlying	Underlying	Unexercised	Option		Units of		Stock That	That	Rights That
	Unexercised	Unexercised	Unearned	Exercise	Option	Stock That		Have Not	Have Not	Have
	Options (#)	Options (#)	Options	Price	Expiration	Have Not		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	Vested (#)		($)	(#)	($)
(a)	(b)	(c)(2)	(d)	(e)	(f)	(g)(3)		(h)	(i)	(j)

Timothy D. Harris	—	100,000	—	$38.65	08/03/2016	108,000		$4,091,040	—	—
Kathleen A. Bayless	3,667	—	—	$6.48	03/07/2013	23,000		$871,240	—	—
	2,062	—	—	$13.16	07/25/2013
	3,557	1,953	—	$18.85	03/15/2014
Ray L. Martin	2,771	—	—	$6.48	03/07/2013	23,333		$883,854	—	—
	1,396	—	—	$13.16	07/25/2013
	4,792	3,125	—	$18.85	03/15/2014
Peter S. Norris	2,996	1,953	—	$18.85	03/15/2014	29,833		$1,130,074	—	—
Tsutomu T. Yamashita	667	—	—	$6.48	03/07/2013	45,666		$1,729,828	—	—
	375	—	—	$13.16	07/25/2013
	2,474	1,953	—	$18.85	03/15/2014
Thian Hoo Tan	15,000	—	—	$18.85	03/15/2014	56,998	(4)	$2,159,084	—	—
Michael A. Russak	5,938	—	—	$18.85	03/15/2014	—		—	—	—

(1)	All stock option information reflected in this table relates to nonqualified stock options. The Company has not granted any incentive stock options.

(2)	All outstanding stock options reflected in this column vest at a rate of 25% on the first anniversary of the date of grant thereof, then monthly thereafter, over a total four-year period. The options are subject to the terms of each executive officer’s employment agreement with the Company, the terms of which are discussed further below under the section titled “Potential Payments upon Termination or Change of Control” beginning on page 41 of this Proxy Statement.

(3)	Other than with respect to Mr. Tan, the shares reflected in this column vest on the anniversary of the date of grant thereof at a rate of one-third annually. The shares are subject to the terms of each executive officer’s employment agreement with the Company, the terms of which are discussed further below under the section titled “Potential Payments upon Termination or Change of Control” beginning on page 27 of this Proxy Statement.

(4)	In connection with the terms of Mr. Tan’s retirement from his position as an executive officer of the Company, the shares became fully vested on January 2, 2007.

Option Exercises and Stock Vested
For Fiscal Year Ended December 31, 2006

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)

Timothy D. Harris	—	—	20,000	$650,200
Kathleen A. Bayless	4,646	$181,573	4,000	$187,040
Ray L. Martin	26,041	$848,839	4,167	$194,849
Peter S. Norris	8,344	$280,686	2,667	$124,709
Tsutomu T. Yamashita	6,754	$180,704	3,334	$155,898
Thian Hoo Tan	120,500	$3,569,652	68,002	$3,179,774
Michael A. Russak	24,350	$722,450	14,668	$476,857

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested.

Pension Benefits

During our 2006 fiscal year, none of our named executive officers received any pension benefits from the Company.

Nonqualified Deferred Compensation

During our 2006 fiscal year, none of our named executive officers received any nonqualified deferred compensation from the Company.

Potential Payments Upon Termination or Change of Control

We are a party to employment agreements with each of our current executive officers. These agreements, entered into between 2005 and 2006, generally provide for base salary compensation, a twelve month term of employment after the effective date of such agreements, benefits and certain other severance benefits described below, with the exception of the CEO, where the agreement provides for a twenty-four month term of employment. The agreements also include a clause prohibiting, for a period of twelve months following termination of employment of the executive officer, the inducement or encouragement of any employee or customer of the Company to terminate his or her employment with the Company or customer relationship to the Company.

Compensation Upon Involuntary Termination

The employment agreements provide that, if an executive officer’s employment terminates other than voluntarily or for cause prior to a change of control or more than six months after a change of control (as defined below) of the Company (“Non COC Involuntary Termination”), and the executive officer signs and does not revoke a standard release of claims with the company, the chief executive officer will receive a severance amount equal to 24 months of base salary and the other executive officers will receive a severance amount equal to 12 months of base salary (as applicable, the “Severance Payments”). Such Severance Payments are to be paid over the applicable 24 or 12-month period following termination (the “Severance Period”).

Also, any outstanding and unvested non-qualified stock options and any restricted stock previously granted to the executive will immediately vest and/or become exercisable as to the number of shares that would have vested had executive remained employed by the Company through the end of the Severance Period.

In addition, the executive will be entitled to continue his or her benefits under the Company’s employee benefit plans, including life, disability and health insurance, during the applicable Severance Period.

As defined in the agreements, a “change of control” of the Company means: (1) the date that any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the company; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

Compensation Upon Change of Control

In addition, the employment agreements provide that the same Severance Payments referred to in the preceding paragraphs (plus any expected incentive plan payments to be made during the year in which termination occurs, such as under the Company’s Target Incentive Plan) are to be made if any such executive officer is terminated without cause within six months of a change of control (“COC Termination”). The total severance amount is to be paid in a single lump sum within 30 days of termination. Following a change of control, an executive officer shall be considered terminated without cause if the executive officer is not provided with an offer of comparable employment with the Company or successor entity following the change of control with comparable duties, position and responsibilities in effect immediately prior to the change of control.

Also, on the date of termination, all stock options and restricted stock awards previously granted to the executive will become immediately and fully vested and/or exercisable by executive.

In addition, the executive will be entitled to continue his or her benefits under the Company’s employee benefit plans, including life, disability and health insurance, during the applicable Severance Period.

Table Reflecting Potential Payments

Based on the foregoing discussion, the following table shows the potential estimated payments upon termination or a change of control of the Company with respect to the Company’s named executive officers, assuming an employment termination date of December 31, 2006. The actual amounts to be paid out upon any such event can only be determined at the time of such executive’s separation from the Company.

		Target	Value of
		Incentive	Accelerated	Value of	Value of
		Plan (TIP)	Stock	Accelerated	Medical,
		Payment	Options	Restricted Shares	Dental and
	Severance	(at 100%	Upon	Upon Vesting	Vision	Total Termination
Name	Payment(1)	of Plan)	Vesting ($)(2)	($)(3)	Benefits	Benefits

Timothy D. Harris
Non COC Involuntary Termination(5)	$1,050,000	—	—	$3,232,452	$27,932	$5,310,647	(4)
COC Termination(6)	$1,050,000	$446,250	—	$4,091,040	$27,932	$6,615,485	(4)
Kathleen A. Bayless
Non COC Involuntary Termination(5)	$311,640	—	$29,725	$340,920	$13,966	$696,251
COC Termination(6)	$311,640	$124,656	$233,806	$871,240	$13,966	$1,555,308
Ray L. Martin
Non COC Involuntary Termination(5)	$355,350	—	$47,575	$347,246	$9,582	$759,753
COC Termination(6)	$355,350	$177,675	$212,710	$883,854	$9,582	$1,639,171
Peter S. Norris
Non COC Involuntary Termination(5)	$199,500	—	$29,725	$252,546	$4,514	$486,285
COC Termination(6)	$199,500	$99,750	$57,014	$1,130,074	$4,514	$1,490,852
Tsutomu T. Yamashita
Non COC Involuntary Termination(5)	$350,000	—	$29,725	$618,732	$13,966	$1,012,423
COC Termination(6)	$350,000	$175,000	$77,294	$1,729,828	$13,966	$2,346,088
Thian Hoo Tan
2006 Retirement(7)	—	$590,074	$285,450	$2,158,514	$19,165	$3,053,203
Michael A. Russak
2006 Retirement(8)	$401,700	$70,650	$89,863	$378,738	$9,582	$950,533

(1)	Reflects that the Chief Executive Officer will receive a severance amount equal to 24 months of base salary and the other executive officers will receive a severance amount equal to 12 months of base salary.

(2)	Assumes vesting date of December 31, 2006, based on the closing market value of the Company’s Common Stock on December 29, 2006. Amounts reflect the difference between the exercise price of the option and the market price at the time of vesting.

(3)	Assumes vesting date of December 31, 2006, based on the closing market value of the Company’s Common Stock on December 29, 2006. Amounts reflect the market value of the stock at the time of vesting.

(4)	Includes an estimated payment of $1,000,263 to pay estimated taxes related to “parachute payments” within the meaning of Section 280G of the Internal Revenue Code.

(5)	Severance amounts are to be paid over the applicable 24 or 12-month period following termination.

(6)	Severance amounts are to be paid in a single lump sum within 30 days of termination.

(7)	Mr. Tan, our former Chief Executive Officer and a former member of our Board of Directors, retired from his position as an executive officer and resigned from his position as a director of the Company effective as of September 30, 2006, and thereafter served as a consultant to the Company until January 2, 2007. The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on February 15, 2006 disclosing Mr. Tan’s retirement terms, reflected herein.

(8)	Dr. Russak, our former Chief Technology Officer, retired from his position as an executive officer of the Company effective as of October 3, 2006, and thereafter served as a consultant to the Company until December 31, 2006. The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on September 28, 2006 disclosing Dr. Russak’s retirement terms, reflected herein.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports with the Securities and Exchange Commission regarding ownership of, and transactions in, our securities. Such officers, directors and 10% stockholders are also required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during fiscal year 2006.

Other Business

Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, or SEC, this Audit Committee report shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for the general oversight of our financial accounting and reporting process, system of internal control, audit process, process for monitoring compliance with laws and regulations, and hiring, firing and compensation of our independent public accounting firm. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent accountants for our fiscal year 2006, KPMG LLP, are responsible for expressing an opinion on the conformity of our fiscal year 2006 financial statements with accounting principles generally accepted in the United States of America. Further, KPMG LLP was responsible for the audit of management’s assessment that the Company maintained effective control over financial reporting and that effective control over financial reporting was maintained as of December 31, 2006. In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and our independent accountants to help give the Audit Committee comfort in connection with its review.

2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), as modified or supplemented.

3. The Audit Committee has received the written disclosures and the letter from our independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with our independent accountants their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Such Form 10-K was filed with the Securities and Exchange Commission on February 22, 2007.

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.komag.com/investors/corpgovernance.html. Each of the members of the Audit Committee is independent as defined under the current applicable stock exchange listing standards.

Audit Committee

Dennis P. Wolf (Chairman)
Paul A. Brahe
Harry G. Van Wickle

REPORT OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Compensation Committee report shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review, the related discussions, and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

Compensation Committee

Kenneth R. Swimm (Chairman)
Chris A. Eyre
Richard A. Kashnow
Michael Lee Workman

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at our 2008 annual meeting of stockholders or nominate persons for election to our Board of Directors. Stockholders may also recommend candidates for election to our Board of Directors (See “Corporate Governance Matters — Consideration of Director Nominees”). Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2008 proxy statement and proxy. Any such stockholder proposals must be submitted in writing to the attention of our Corporate Secretary, Komag, Incorporated, 1710 Automation Parkway, San Jose, California 95131, no later than December 21, 2007, which is the date 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2008 proxy statement.

The rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2008 annual meeting of stockholders is March 6, 2008, the date which is 45 calendar days prior to the anniversary of the mailing date of this Proxy Statement. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2008 annual meeting.

Sincerely,
Timothy D. Harris
Chief Executive Officer

APPENDIX A

AUDIT COMMITTEE CHARTER

AUDIT COMMITTEE CHARTER OF THE BOARD OF DIRECTORS OF
KOMAG, INCORPORATED

PURPOSE

The purpose for the Audit Committee of the Board of Directors (the “Board”) of Komag, Incorporated (the “Company”) shall be to:

(a) assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls, improvements made or to be made in such controls.

(b) prepare the Audit Committee report required in the annual proxy statement as set forth in the rules of the Securities & Exchange Commission (the “SEC”);

(c) make such examinations as are necessary to monitor the corporate financial reporting and external audit requirements of Komag, Incorporated and its subsidiaries;

(d) provide to the Board the results of its monitoring and examining and recommendations derived therefrom;

(e) appoint the independent auditors, determine and approve the auditing fees, and oversee the engagement and work of the independent auditors;

(f) provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require its attention; and

(g) undertake those specific duties and responsibilities described in this charter as well as such other duties as the Board from time to time prescribe.

MEMBERSHIP

The Audit Committee will consist of at least three members of the Board, each of whom will be appointed by and serve at the discretion of the Board and shall meet the following requirements, as well as any requirements promulgated by the SEC now or in the future:

(a) Each member will be independent, (i) as defined by Nasdaq Rule 4200 and (ii) pursuant to the criteria provided in Rule 10A-3(b)(1) of the Securities and Exchange Act of 1934, and under any other applicable rule or regulation prescribed by the SEC or Nasdaq;

(b) Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq Audit Committee requirements;

(c) At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities, in accordance with the Nasdaq Audit Committee requirements.

RESPONSIBILITIES

The responsibilities of the Audit Committee shall include:

(a) Reviewing, on a periodic basis, the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

(b) Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

(c) Pre-approving audit and permissible non-audit services provided to the Company by the independent auditors (or subsequently approving permissible non-audit services in those circumstances where a subsequent approval is necessary and permissible);

(d) The Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

(e) Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board, and to the extent there are relationships, monitoring and investigating them; (iii) reviewing the independent auditors’ peer review conducted every three years; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; (v) reviewing reports submitted to the Audit Committee by the independent auditors in accordance with the applicable SEC requirements; (vi) reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC; and (vii) directing the Company’s independent auditors to take such other actions as may be necessary to comply with applicable law and listing requirements;

(f) Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

(g) Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

(h) Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

(i) Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and Audit Committee members, member qualifications and activities;

(j) Establishing procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls, or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters in accordance with SEC rules and regulations;

(k) Reviewing, in conjunction with counsel, any legal matters that could have a significant effect on the Company’s financial statements;

(l) Reviewing and approving in advance any proposed related party transactions for potential conflicts of interest;

(m) Reviewing and reassessing the adequacy of this formal written charter on an annual basis;

(n) Reviewing its own performance, structure, processes and membership requirements;

(o) Providing an Audit Committee report for inclusion in the Company’s annual proxy statement in accordance with SEC rules;

(p) Reviewing, approving and monitoring the Company’s code of ethics for its senior financial officers;

(q) Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act;

(r) If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company; and

(s) Performing other oversight functions as requested by the full Board.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

The Audit Committee may retain, as it determines necessary, independent legal, accounting or other advisors to advise or assist the Audit Committee in the performance of any of the responsibilities or duties set forth above.

MEETINGS

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule that it will provide to the Board in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor’s examination and management report and to otherwise fulfill its responsibilities under the charter.

MINUTES

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

COMPENSATION

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board. Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as members of the Board or any committee thereof.

APPENDIX B

COMPENSATION COMMITTEE CHARTER

CHARTER FOR THE
COMPENSATION COMMITTEE
OF
KOMAG, INCORPORATED

PURPOSE:

The purpose of the Compensation Committee of the Board of Directors (the “Board”) of Komag, Incorporated (the “Company”) shall be to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and with respect to administration of the Company’s stock based compensation and incentive plans. The Committee has overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company.

The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

The Compensation Committee will be appointed by and will serve at the discretion of the Board. The Compensation Committee shall consist of no fewer than two members. The members of the Compensation Committee shall meet the (i) independence requirements of the listing standards of NASDAQ Rule 4200, (ii) non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The members of the Compensation Committee will be appointed by the Board. Compensation Committee members will serve at the discretion of the Board.

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

•	The Compensation Committee shall annually review and approve for the Chief Executive Officer and the executive officers of the Company (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation or arrangements.

•	The Compensation Committee may make recommendations to the board with respect to incentive compensation plans.

•	The Compensation Committee may form and delegate authority to subcommittees when appropriate.

•	The Compensation Committee shall make regular reports to the Board.

•	The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	The Compensation Committee shall annually review its own performance.

•	The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used by the Company to assist in the evaluation of Chief Executive Officer or executive officer compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

•	The Compensation Committee shall be the administrator of the Company’s 2002 Qualified Stock Plan and its 2002 Employee Stock Purchase Plan.

B-1

KOMAG, INCORPORATED

The 2007 Annual Meeting of Stockholders will be held at 10:00 a.m. Pacific Time on Wednesday, May 23, 2007, at Komag, located at:

1710 Automation Parkway
San Jose, California 95131

PROXY
KOMAG, INCORPORATED
May 23, 2007 Annual Meeting of Stockholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
KOMAG, INCORPORATED
     The undersigned stockholder of Komag, Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated April 20, 2007, and Proxy Statement, and hereby appoints Timothy D. Harris and Kathleen A. Bayless, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Komag, Incorporated, to be held on Wednesday, May 23, 2007, at 10:00 a.m. Pacific Time, at the offices of Komag, Incorporated, 1710 Automation Parkway, San Jose, California 95131, and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.
     THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE (A) VOTED “FOR” THE ELECTION OF THE COMPANY’S THREE NOMINEES FOR CLASS II DIRECTORS, AND (B) VOTED “FOR” THE RATIFICATION OF OUR INDEPENDENT PUBLIC ACCOUNTANTS, AND (C) VOTED AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
CONTINUED AND TO BE SIGNED ON THE OTHER SIDE

1.	PROPOSAL TO ELECT THREE CLASS II DIRECTORS:

NOMINEES:
1)	Paul A. Brahe

2)	Kenneth R. Swimm

3)	Michael Lee Workman

For All	Withhold from All	For All Except	To withhold authority to vote for a particular nominee, mark “For All Except” and write the nominee’s name on the line below.

☐	☐	☐

2.           PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 30, 2007:

FOR	AGAINST	ABSTAIN

☐	☐	☐

The proxy holders may vote, in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

Signature	Signature	Dated

This Proxy should be marked, dated and signed by the stockholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.